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                                                                    EXHIBIT 10.5

                                 SUMMARY OF THE
                           COCA-COLA ENTERPRISES INC.
                         1992 LONG-TERM INCENTIVE PLAN
                         1993 LONG-TERM INCENTIVE PLAN

    The 1992 and 1993 Long-Term Incentive Plan (the "Long-Term Incentive Plan") of Coca-Cola Enterprises Inc. (the "Company") provides for awards of incentive compensation to certain officers and key employees of the Company if certain objective performance targets established for the Company over a three-year period are satisfied. The Compensation Committee of the Board of Directors administers the Long-Term Incentive Plan, selects the participants and establishes the three-year Company performance targets. The performance targets reflect the long range financial goals of the Company and do not necessarily depend on improvement in the performance of the Company in one year over the previous year. For three-year performance periods that commence on or after January 1, 1992, the performance criteria measures the compound annual growth rate of cash operating profit of the Company over the three-year period. Past performance criteria for prior periods measured the compound annual growth rate of economic value per share of Common Stock of the Company, compared to the compound annual growth rate of the Consumer Price Index, over the three-year performance period.

    Subject to the continued employment of a participant, unless death, disability or retirement occurs, one-half of each award earned will be paid in cash at the close of each three-year performance period. If a participant dies, retires or becomes disabled during a performance period, a pro rata portion of the award will be paid to the participant or the participant's estate. Subject to the discretion of the Compensation Committee, a participant whose employment terminates during a performance period for any other reason is not entitled to an award. The payment of the second half of the cash award will be delayed with interest for two years and during that period is subject to forfeiture, at the discretion of the Compensation Committee, if the participant should cease to be an employee of the Company or any of its 25%-or-more-owned subsidiaries except by reason of death, disability or retirement, in which case the delayed portion would immediately be payable to the participant or the participant's estate. The Company intends that awards under the Long-Term Incentive Plan will be included in the computation of benefits under the Employee's Pension Plan, the Supplemental Retirement Plan, the Savings Investment Plan, the Supplemental Deferred Compensation Plan and the Supplemental Disability Plan of the Company.